Exhibit 99.1

FOR IMMEDIATE RELEASE

Safeway Inc. Appoints New Board Members

PLEASANTON, Calif., August 25, 2009 — Safeway Inc. (NYSE: SWY) announced the appointments of Arun Sarin and Michael S. Shannon to the company’s board of directors. The company’s board of directors will expand from ten to 12 members with these new appointments.

“We are fortunate to have individuals with these credentials joining the board,” said Safeway Chairman, President and CEO Steve Burd. “Arun and Michael have each run substantial businesses, and their experience will be valuable to our board.”

Mr. Sarin has worked in the telecommunications industry for the majority of his career. Most recently, he was the CEO of Vodafone Group Plc, the world’s largest mobile phone company by revenue. Mr. Sarin has served on numerous boards including Gap Inc., Charles Schwab and Cisco Systems, Inc. He recently retired from being a non-executive director of the Court of the Bank of England.

Mr. Shannon founded KSL Capital Partners LLC in 2004 and its predecessor, KSL Recreation Corporation, in 1992, serving as its President and CEO. KSL Capital Partners is a leading U.S. private equity firm dedicated to investments in travel and leisure businesses. Mr. Shannon also founded and became CEO of KSL Resorts in 2004, following the sale of KSL Recreation. During his tenure as CEO, KSL Recreation grew to become one of the largest independent owners and operators of resorts. From 1986 to 1992, Mr. Shannon served as President and CEO of Vail Associates, Inc. (owner of the Vail and Beaver Creek resorts in Colorado). He currently serves on the board of ING Direct, the Vail Valley Foundation, the United States Ski and Snowboard Association and Eisenhower Memorial Hospital. Mr. Shannon is a past director of Conseco, Inc., TCA Cable TV, Inc., Startek, Inc. and ING Americas Holdings.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,735 stores in the United States and western Canada.

Contacts:

Safeway Inc.

Brian Dowling, 925-467-3787 (Media)

Christiane Pelz, 925-467-3832 (Analysts)